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                                   EXHIBIT 99

                                  NEWS RELEASE

                                GLAMIS GOLD LTD.

FOR IMMEDIATE RELEASE

Trading Symbols: TSE, NYSE - GLG                             June 6, 1996
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U.S. $35,000,000 OFFERING OF COMMON SHARES

Vancouver, B.C., Canada - Glamis Gold Ltd. has filed a Preliminary Prospectus in all provinces of Canada other than Quebec with respect to an offering of common shares to raise approximately U.S.$35,000,000. The common shares will be marketed through a syndicate of Canadian underwriters (the "Underwriters"). The number of shares to be sold and the price per share will be determined by Glamis and the Underwriters prior to filing a final prospectus, which will include a greenshoe option in favour of the Underwriters whereby they may increase the size of the offering by up to 15%. The closing of the sale of the common shares is to occur on or before July 15, 1996, or such other date as agreed to by Glamis and the Underwriters. The common shares being offered for sale have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Approximately U.S.$13,000,000 of the net proceeds realized from the offering will be used to fund Glamis' Rand Mine Optimization Program and the balance will be used to partially fund the placing of Glamis' Imperial Project into commercial production.

The transaction is subject to the execution of an underwriting agreement which will contain terms and conditions typical in the industry for transactions of this nature and will be subject to receipt of regulatory approval by Glamis.

Glamis Gold is a low cost gold producer whose shares are listed on the Toronto and New York Stock Exchanges.

ON BEHALF OF THE BOARD OF DIRECTORS


"J.R. Billingsley"
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J.R. Billingsley
Vice President and Director

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For further information contact:
         Glamis Gold Ltd.
         P.O. Box 49287
         3324 - 1055 Dunsmuir Street
         Vancouver BC  V7X 1L3
         Telephone: (604) 681-3541
         Fax: (604) 681-9306